EXHIBIT 16.1

April 2, 2025

Securities and Exchange Commission

100 F Street, NE

Washington, D. C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Catalyst Bancorp, Inc.’s Form 8-K/A dated April 2, 2025, and we agree with the statements concerning our firm contained therein.

We have no basis to agree or disagree with any other matters reported therein.

Respectfully,

/s/ Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana